Exhibit 99.1

NEWS RELEASE

FOR RELEASE at 8:00 a.m. Eastern	ROBERT I. WEBBER
December 9, 2008	808-877-1674
808-871-0953 FAX

STEVE CASE JOINS BOARD OF MAUI LAND & PINEAPPLE COMPANY

Largest Shareholder Reaffirms His Commitment to MLP and Maui

KAHULUI, Hawaii – Maui Land & Pineapple Company, Inc. (NYSE: MLP) today announced that Steve Case has been elected to its board of directors, effective immediately.  Case, the co-founder of AOL, is MLP’s largest shareholder, having accumulated a 42% stake over the past decade.

Case said, “I am proud to be associated with a great Hawaii company with such a long and distinguished history on Maui.  MLP has begun to make the necessary moves to position itself for a resurgence, and I look forward to working with the board and management team to help the company capitalize on its potential.”

David C. Cole, Chairman and CEO of MLP, said, “We are delighted that Steve has agreed to join the board of MLP.  Having one of the nation’s preeminent entrepreneurs, who was born and raised in Hawaii and cares deeply about its future, agree to step up in this way sends a great signal to all of our constituencies about MLP’s future.”

About the Company

Maui Land & Pineapple Company, Inc. is committed to the integration of agriculture, natural resource management and eco-effective design principles to create and manage holistic communities.  MLP’s vision of holistic communities is based on the traditional Hawaiian model of ahupua`a, a system of self-reliance based on the artful use of land and water resources to sustain island life indefinitely.  MLP is a Hawaii corporation and successor to a business organized in 1909.  Its principal operating subsidiaries are Maui Pineapple Company, Ltd., a producer and marketer of Maui-grown pineapple, and Kapalua Land Company, Ltd., operator of Kapalua Resort, a master-planned resort community in West Maui.

P.O. Box 187 • Kahului, Maui, Hawai‘i 96733-6687 • 808-877-1674 • Fax 808-871-0953

rwebber@mlpmaui.com  •  mauiland.com